SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        Date of Report:  August 12, 1998



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                        Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                  No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.


                                 MEDIMMUNE, INC.
                           Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated August 11, 1998:

            ABBOTT LABORATORIES AND MEDIMMUNE ANNOUNCE SUBMISSION OF
             APPLICATION FOR EUROPEAN MARKETING APPROVAL OF SYNAGIS

Abbott Park, IL and Gaithersburg, MD, August 11, 1998 -- Abbott Laboratories (NYSE:ABT) and MedImmune, Inc. (Nasdaq:MEDI) today announced that a Marketing Authorization Application (MAA) for Synagis (palivizumab) has been submitted to the European Agency for the Evaluation of Medicinal Products (EMEA) for review. Synagis is a monoclonal antibody developed for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus (RSV) in pediatric patients at high risk of RSV disease. The companies also announced that data from IMpact-RSV, the pivotal study of Synagis, is being presented this week at the 22nd annual International Congress of Pediatrics in Amsterdam, The Netherlands. RSV is the most common cause of pneumonia and bronchiolitis in infancy and early childhood.

"We believe Synagis has the potential to positively impact the lives of many infants and children worldwide," said Josef Wendler, Senior Vice President, International Operations, Abbott Laboratories. "Filing the MAA is the first step to obtaining authorization to market Synagis in all 15 member states in the European Union."

"The filing of an application for European marketing authorization is a major milestone in our strategy to make Synagis available to children around the world," commented Wayne T. Hockmeyer, Ph.D., Chairman and Chief Executive Officer, MedImmune. "Our partners at Abbott have shown remarkable diligence and commitment in working with our own regulatory and medical staff to assemble a high quality submission in a timely fashion. Together, MedImmune and Abbott look forward to extending the benefits offered by Synagis to children in Europe. If and when approved for marketing by the EMEA, Synagis is expected to be the first monoclonal antibody licensed in Europe for any infectious disease."

Synagis is a humanized monoclonal antibody approved for marketing in June 1998 by the U.S. Food and Drug Administration (FDA) for the prevention of serious lower respiratory tract disease caused by respiratory syncytial virus (RSV) in pediatric patients at high risk of RSV disease (please see full prescribing information at www.medimmune.com/products/synagispi.htm). Synagis was the first monoclonal antibody to be licensed in the United States for any infectious disease. Synagis is administered by intramuscular injection at 15 mg/kg and is given once per month during anticipated periods of RSV prevalence in the community.

RSV is the most common cause of lower respiratory infections in infants and children worldwide. RSV outbreaks typically occur during the fall, winter and early spring. Healthy children and individuals with adequate immune systems often acquire a benign chest cold when infected with RSV. In contrast, certain high-risk infants such as premature infants and children with bronchopulmonary dysplasia (BPD) are at increased risk for acquiring severe RSV disease (pneumonia and bronchiolitis), often requiring hospitalization. Each year in the United States, more than 90,000 infants are hospitalized with RSV disease. The mortality rate of hospitalized infants with RSV infection of the lower respiratory tract is estimated to be between 0.5 percent and 2.5 percent. There are approximately 325,000 infants at risk of acquiring severe RSV disease in the U.S. and the number of infants at risk outside the U.S. is estimated to be at least as large.

In December, 1997, Abbott and MedImmune formed an exclusive worldwide marketing alliance to commercialize Synagis. Outside the United States, Abbott has the exclusive right to market and distribute Synagis. MedImmune will sell Synagis to Abbott. MedImmune would receive a milestone payment from Abbott if and when Synagis receives European marketing approval from the EMEA.

MedImmune is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune markets three products through its hospital-based sales force and has four new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 54,000 people and markets its products in more than 130 countries. In 1997, the company's sales and net earnings were $11.9 billion and $2.1 billion, respectively, with basic earnings per share of $1.36 and diluted earnings per share of $1.34.

News releases and other information from Abbott and MedImmune are available on the companies' web sites at http://www.abbott.com and http://www.medimmune.com, respectively.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect current views of the management of both companies and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in both companies' filings with the U.S. Securities and Exchange Commission. The approval time of an MAA submitted to the EMEA can take 12 to 24 months or more. No assurance can be given that the MAA will be approved by the EMEA in time for the 1999-2000 RSV season or at all.

MedImmune also separately cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will reflect that seasonality for the foreseeable future.

(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            August 12, 1998